Exhibit 99.1

Vonage Chief Executive Officer to Speak at the Citi 21st Annual Global Entertainment, Media & Telecommunications Conference

HOLMDEL, N.J., Jan 05, 2011 — As previously announced on January 3, 2011, Marc Lefar, Chief Executive Officer of Vonage Holdings Corp. (NYSE: VG) will present at the Citi 21st Annual Global Entertainment, Media & Telecommunications Conference being held today. At the conference, Mr. Lefar will discuss the Company’s financial and operational turnaround and review Vonage’s strategy and plans for growth in 2011.

Mr. Lefar will announce the following preliminary unaudited operating and financial information for Vonage’s recently completed fourth quarter 2010:

•	Net line additions will be 6,000, the first quarter of positive net line additions in more than two years

•	Churn will be 2.4%, the lowest fourth quarter churn in four years

•	Gross line additions will increase sequentially to 167,000

•	EBITDA is expected to be in the $40 million range

These preliminary results reflect the Company’s continued progress penetrating international calling markets and building customer loyalty with its Vonage World plan, which offers unlimited calling to more than 60 countries for one flat rate.

Building upon the foundation of strong cash flow, a more efficient balance sheet resulting from the Company’s recent refinancing and a stable customer base, the Company believes it is well positioned for growth in 2011 and beyond. Mr. Lefar will provide the following expectations for 2011:

•	The Company expects gross line additions to increase from 2010 and expects positive net line additions in 2011

•	Churn in 2011 is expected to be stable with fourth quarter 2010 levels

•	The Company expects its current initiatives will begin to meaningfully impact revenue growth during the second half of 2011

•	The Company expects to continue to grow EBITDA in 2011

About Us

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals and social networks through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s preliminary operating results and expectations for the fourth quarter of 2010 and full-year 2011. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services and successfully introduce new products and services; the Company’s ability to control customer churn and attract new customers; worsening economic conditions; system disruptions or flaws in the Company’s technology; results of pending or future litigation or intellectual property matters involving the Company; results of regulatory inquiries into the Company’s business practices; the Company’s dependence on third party facilities, equipment and services; the Company’s dependence upon key personnel; any failure to meet New York Stock Exchange listing requirements; the Company’s history of net operating losses; restrictions in the Company’s debt agreements that may limit its operating flexibility; the Company’s ability to obtain additional financing if needed; differences between the Company’s service and traditional phone services, including 911 service; the Company’s dependence on customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; the Company’s ability to negotiate favorable rates with service providers and increases in termination charges that may be approved by regulators in various countries; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

CONTACT: Arpie McQueen, +1-732-218-6075, amcqueen@vonage.com